Exhibit 10.1

SPROTT PRIVATE RESOURCE LENDING II (COLLECTOR), LP 200 Bay Street Suite 2600 Toronto, ON M5J 2J1

March 11, 2022

CONFIDENTIAL

Hycroft Mining Holding Corporation

8181 E. Tufts Ave.

Suite 510
Denver, CO 80237

Re:	Credit Agreement

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of May 29, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and between HYCROFT MINING HOLDING CORPORATION, a Delaware corporation (the “Borrower” or “you”), SPROTT PRIVATE RESOURCE LENDING II (COLLECTOR), LP, a limited partnership organized and existing under the laws of the Province of Ontario (the “Lender,” “us” or “we”), the Guarantors (as defined therein) and the other parties thereto. Capitalized terms used but not otherwise defined in this agreement (this “Agreement”) shall have the respective meanings ascribed thereto in the Credit Agreement.

This Agreement contains certain basic terms of the parties’ understanding and agreement. The parties’ final agreement will be set forth in a written agreement or agreements (which may be an amendment to the Credit Agreement) (the “Definitive Agreement”) which will supersede and replace this Agreement upon execution and delivery thereof.

In consideration of the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Lender and the Borrower, intending to be legally bound, agree as follows:

We understand that the Borrower contemplates the sale or issuance of its equity securities pursuant to one or more transactions to be completed on or before March 31, 2022 (the “Equity Financing Transactions”) to raise capital for working capital and other general corporate purposes.

If the Equity Financing Transactions result (or are likely to result pursuant to definitive subscription underwriting and/or similar legally binding agreements) in the Borrower’s receipt of total gross cash proceeds (before deduction of fees and expenses) of at least USD $50,000,000 on or before March 31, 2022, the Lender and the Borrower will amend the principal repayment terms under the Credit Agreement such that no further scheduled payments of principal shall be required prior to the Maturity Date (i.e., there will be no required regular amortization payments of the Facility and the full principal balance of the Facility shall be due and payable in a single “bullet” payment on the Maturity Date).

In consideration for entering into this Agreement, and subject to the completion of one or more Equity Financing Transactions resulting in the Borrower’s receipt of total gross cash proceeds (before deduction of fees and expenses) of at least USD $50,000,000 on or before March 31, 2022, the Borrower shall pay to the Lender amendment interest in an amount equal to USD $3,300,000, with such amendment interest to be capitalized and added to the principal amount owing under the Credit Agreement, effective on the closing date of the Equity Financing Transaction resulting in the Borrower’s receipt of total gross cash proceeds (before deduction of fees and expenses) of at least USD $50,000,000; provided, the payment or prepayment of such capitalized principal amount shall not be subject to the Prepayment Premim or any other penalty or premium.

The Borrower hereby covenants and agrees to use its reasonable commercial efforts to cause the holders of all outstanding subordinated debt issued by the Borrower to convert all such subordinate debt into common shares in the capital of the Borrower on or before the date which is 12 months after the date of this Agreement.

Subject to the conditions described above, the Borrower, the Lender and other parties to the Credit Agreement shall work together in good faith to negotiate the Definitive Agreement to effect the foregoing. It being understood and acknowledged that the effectiveness of the Definitive Agreement prior to the consummation of the Equity Financing Transactions may be necessary (whether as an express condition precedent or otherwise).

The Definitive Agreement will reflect these terms and other terms to be mutually agreed. Upon execution, the Definitive Agreement will supersede and replace this Agreement in its entirety.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and permitted assigns. This Agreement may not be assigned by the Borrower without the prior written consent of the Lender.

This Agreement may be executed by facsimile or other electronic means and in counterparts, each of which shall be considered an original and which taken together shall constitute a single agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Understanding and Agreement as of the date and year first above written.

SPROTT PRIVATE RESOURCE LENDING II (COLLECTOR), LP, by its general partner, SPROTT RESOURCE LENDING CORP.

Per:	/s/ Narinda Nagra
Authorized Signatory

Per:	/s/ Jim Grosdanis
Authorized Signatory

ACKNOWLEDGED AND AGREED BY:

HYCROFT MINING HOLDING CORPORATION

By:	/s/ Stanton Rideout
Name: Stanton Rideout
Title: Executive Vice President and Chief Financial Officer